Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Modine Reports Second Quarter Fiscal 2022 Results
Strong revenue growth in Heavy Duty Equipment (“HDE”), Commercial and Industrial Solutions (“CIS”) and Building HVAC (“BHVAC”); earnings negatively impacted by lower Automotive revenue and higher raw material prices
Racine, WI – November 2, 2021 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended September 30, 2021.

Second Quarter Highlights:

•	Net sales of $478.9 million increased 4 percent from the prior year

•	Operating income of $10.5 million decreased $18.0 million

•	Adjusted EBITDA of $29.5 million decreased $25.9 million

•	Earnings per share of $0.01 and adjusted earnings per share of $0.15

•	Announced several leadership changes and new strategy for Automotive business

“Our top-line growth in the fiscal second quarter reflects double digit gains in our BHVAC, CIS and HDE segments, which together were up $65 million, or 18 percent,” said Modine President and Chief Executive Officer, Neil D. Brinker. “This growth was partially offset by a $45 million decrease in sales in our automotive segment, of which approximately $18 million related to the sale of the air-cooled automotive business earlier this fiscal year along with the negative impacts the semiconductor shortage and other supply chain issues. Our operating margins continue to be negatively pressured by rising raw material prices and supply chain disruptions.  These significant cost increases, along with the absence of over $10 million of COVID-related savings in the second quarter of fiscal 2021, make year-over-year comparisons exceedingly difficult. In response, we are raising prices wherever possible to mitigate these headwinds and to improve operating margins. Our new leadership team is now firmly in place to take these commercial actions and to launch a restructuring program in our Automotive segment. These efforts, and further benefits from deploying 80/20 principles through our business, will quickly enable our transformation and lead to a stronger Modine.”

Financial Results

Net sales increased 4 percent in the second quarter to $478.9 million, compared with $461.4 million in the prior year. The increase was driven by market-related volume improvements in the BHVAC, CIS and HDE segments, but was partially offset by a $44.5 million decline in the automotive segment, which was impacted by the sale of the air-cooled business in the first quarter of fiscal 2022 and the semiconductor shortage.

Gross profit decreased 18 percent in the second quarter to $66.3 million and gross margin decreased by 370 basis points to 13.8 percent, primarily driven by higher material prices, including underlying metal prices and related premiums, fabrication, freight, tariff and packaging costs, compared to the prior year. The prior year also benefited from the impact of cost-saving actions taken in response to the COVID-19 pandemic. These factors were partially offset by lower depreciation expense in the Automotive segment.

Selling, general and administrative (“SG&A”) expenses were $51.9 million in the second quarter, which was $1.1 million higher than the prior year. This increase was primarily driven by higher compensation-related expenses in the current year, as expenses in the second quarter of fiscal 2021 were impacted by COVID-related cost-saving actions including furloughs, shortened work weeks and temporary salary reductions. This increase was partially offset by lower expenses at Corporate related to severance costs for executive management positions, as the prior year included expenses related to the CEO departure.

Operating income in the second quarter was $10.5 million, compared to operating income of $28.5 million in the prior year. This decrease was driven primarily by lower gross profit in the second quarter of fiscal 2022, as compared to the prior year. During the second quarter of fiscal 2022, the Company recorded a total of $5.9 million of impairment charges, restructuring expenses, strategic reorganization costs, automotive exit strategy costs and environmental expenses. Excluding these items, as well as depreciation and amortization expense, adjusted EBITDA of $29.5 million decreased $25.9 million, or 47 percent, compared with $55.4 million in the prior year.

Earnings per share was $0.01 in the second quarter, compared with earnings per share of $0.17 in the second quarter last year.  Adjusted earnings per share was $0.15 in the second quarter, compared with adjusted earnings per share of $0.43 in the second quarter last year. These decreases were primarily due to lower operating earnings compared to the prior year.

Second Quarter Segment Review

•
BHVAC segment sales were $77.5 million, compared with $68.5 million one year ago, an increase of 13 percent. This increase was driven primarily by higher sales to commercial HVAC and data center customers. The higher commercial HVAC sales were driven by higher sales of heating and ventilation products. The segment reported gross margin of 27.8 percent, which was 630 basis points lower than the prior year, primarily due to higher material prices and labor costs, including the impact of cost-saving initiatives taken in the prior year in response to the COVID-19 pandemic.  The segment reported operating income of $10.0 million, a $3.5 million decrease from the prior year, due to lower gross profit and higher SG&A expenses. Adjusted EBITDA for the BHVAC segment was $11.5 million, a decrease of $3.4 million from the prior year.

•
CIS segment sales were $153.5 million, compared with $128.2 million one year ago, an increase of 20 percent. This increase was driven by higher sales to commercial HVAC and refrigeration customers and favorable pricing adjustments in response to raw material price increases. The segment reported gross margin of 11.9 percent, down 190 basis points compared with the prior year, primarily due to the negative impact of higher material prices. The segment reported operating income of $5.8 million, a $0.6 million increase from the prior year, primarily due to lower restructuring expenses. Adjusted EBITDA for the CIS segment was $11.1 million, a decrease of $1.4 million from the prior year.

•
HDE segment sales were $195.8 million, compared with $165.6 million one year ago, an increase of 18 percent.  This increase was driven by higher sales to off-highway and commercial vehicle customers.  The segment reported gross margin of 9.4 percent, down 480 basis points from the prior year. This decrease was primarily driven by higher material prices.  The segment reported operating income of $5.8 million, a $7.5 million decrease compared to operating income of $13.3 million in the prior year. This decrease was primarily due to lower gross profit and higher SG&A expenses. Adjusted EBITDA for the HDE segment was $12.1 million, a decrease of $7.7 million from the prior year.

•
Automotive segment sales were $65.4 million, compared with $109.9 million one year ago, a decrease of 40 percent. This decrease was driven in part by the sale of the air-cooled automotive business earlier this fiscal year and by the impact of the ongoing semiconductor shortage on automotive production volumes.  The segment reported gross margin of 11.0 percent, down 420 basis points compared with the prior year, primarily due to lower sales volume, as lower depreciation expenses in the current year were largely offset by higher material prices. The segment reported an operating loss of $5.6 million, a decline of $13.6 million compared with the operating income in the prior year, primarily due to lower gross profit and $3.3 million of impairment charges related to assets held for sale during the quarter.  Adjusted EBITDA for the Automotive segment was a loss of $1.9 million, a decline of $15.1 million from the prior year.

Balance Sheet & Liquidity

Net cash used for operating activities for the six months ended September 30, 2021 was $19.0 million, a decrease of $106.3 million compared with net cash provided by operating activities in the same period in the prior year. Free cash flow for the six months ended September 30, 2021 was a use of $39.4 million, down $112.1 million from the prior year, primarily resulting from unfavorable net changes in working capital and higher capital expenditures as compared to the prior year.  Higher inventory balances resulted from increased raw material prices and strategic safety stock builds in connection with supply chain challenges. In addition, free cash flow was unusually strong in the first six months of fiscal 2021 due to the deferral of certain cash payments in an effort to conserve cash in response to the COVID-19 pandemic, including incentive compensation and the purchase of certain program-related equipment and tooling. Cash payments for restructuring activities, automotive strategy and separation costs, and strategic reorganization costs during the first six months of fiscal 2022 totaled $7.7 million.

Total debt was $388.9 million as of September 30, 2021. Cash and cash equivalents at the end of the second quarter were $56.0 million. Net debt was $332.9 million as of September 30, 2021, an increase of $36.2 million from the end of fiscal 2021.

Outlook

“Material costs have increased further over the past several months and it will take us longer to fully offset these increases with commercial actions and contractual metals pass through pricing adjustments,” said Brinker.  “In addition, we have reduced our revenue outlook for the Automotive business given the ongoing impact of the semiconductor shortage and other supply chain disruptions on production volumes. Although our BHVAC, CIS and HDE segments continue to have strong order intake, we are lowering our full-year guidance due to the weaker outlook for our Automotive segment and due to ongoing material cost inflation and supply chain issues.”

Based on current exchange rates and market outlook, Modine provides the following guidance ranges for fiscal 2022:

•	Full fiscal year-over-year sales up 10 to 16 percent;

•	Adjusted EBITDA of $145 million to $160 million.

Brinker concluded, “We are working to mitigate the impact of supply chain and inflationary pressures in order to improve operating margins and cash flows, while also continuing to build momentum around the longer-term repositioning and transformation of our business. There are numerous disruptive technologies across our markets that require new and creative ways to manage heat transfer where we can build upon areas where we are already positioned to provide a complete systems solution. We have the right leadership team in place to drive this transformation and become a stronger Modine, and are developing the strategies to promote long-term growth and drive shareholder value.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, November 3, 2021 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its second quarter fiscal 2022 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after November 3, 2021. A call-in replay will be available through midnight on November 9, 2021 at 800-770-2030, (international replay 647-362-9199); Conference ID# 79220. The Company will post a transcript of the call on its website on or after November 9, 2021.

About Modine

Modine, with fiscal 2021 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: BHVAC, CIS, HDE, and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2021 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our 80/20 strategy; our ability to effectively and efficiently modify our cost structure in response to sales volume increases or decreases and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently; operational inefficiencies as a result of program launches, unexpected volume increases or decreases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, supplier constraints, including the global semiconductor chip shortage, supply-chain related logistic and transportation challenges, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; Modine’s ability to recruit and maintain talent in managerial, leadership, operational and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.
Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity.  The Company believes these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA

Net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, strategic reorganization costs, and certain other gains or charges.  The Company believes that adjusted EBITDA provides a relevant measure of profitability and earnings power.  The Company views this financial metric as being useful to assess operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, strategic reorganization costs, and excluding changes in income tax valuation allowances and certain other gains or charges.  Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2022 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure.  The full-year fiscal 2022 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $15 to $16 million, a provision for income taxes of approximately $16 to $20 million, and depreciation and amortization expense of approximately $50 to $55 million.  Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with the review of strategic alternatives for the automotive business, strategic reorganization activities, impairment charges and certain other items.  These expenses and gains for the first six months of fiscal 2022 are presented on page 9.  Estimates of these expenses and gains for the remainder of fiscal 2022 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company Consolidated statements of operations (unaudited) (In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2021	2020	2021	2020
Net sales	$478.9	$461.4	$973.5	$809.2
Cost of sales	412.6	380.6	834.0	682.3
Gross profit	66.3	80.8	139.5	126.9
Selling, general & administrative expenses	51.9	50.8	111.3	95.5
Restructuring expenses	0.6	1.5	0.9	6.1
Impairment charges – net	3.3	-	1.5	-
Loss on sale of assets	-	-	6.6	-
Operating income	10.5	28.5	19.2	25.3
Interest expense	(3.8)	(5.2)	(8.0)	(10.6)
Other expense – net	(0.7)	(0.5)	(0.5)	(0.5)
Earnings before income taxes	6.0	22.8	10.7	14.2
Provision for income taxes	(5.4)	(13.9)	(7.3)	(13.7)
Net earnings	0.6	8.9	3.4	0.5
Net earnings attributable to noncontrolling interest	(0.2)	(0.3)	(0.7)	(0.5)
Net earnings attributable to Modine	$0.4	$8.6	$2.7	$-

Net earnings per share attributable to Modine shareholders – diluted	$0.01	$0.17	$0.05	$-

Weighted-average shares outstanding – diluted	52.6	51.3	52.5	51.1

Condensed consolidated balance sheets (unaudited) (In millions)

	September 30, 2021	March 31, 2021
Assets
Cash and cash equivalents	$56.0	$37.8
Trade receivables	276.8	267.9
Inventories	248.9	195.6
Assets held for sale	70.5	107.6
Other current assets	44.5	35.9
Total current assets	696.7	644.8
Property, plant and equipment – net	265.9	269.9
Intangible assets – net	96.0	100.6
Goodwill	170.1	170.7
Deferred income taxes	26.0	24.5
Other noncurrent assets	67.3	66.2
Total assets	$1,322.0	$1,276.7

Liabilities and shareholders' equity
Debt due within one year	$22.0	$23.3
Accounts payable	252.5	233.9
Liabilities held for sale	65.5	103.3
Other current liabilities	114.0	108.7
Total current liabilities	454.0	469.2
Long-term debt	366.9	311.2
Other noncurrent liabilities	137.1	140.2
Total liabilities	958.0	920.6
Total equity	364.0	356.1
Total liabilities & equity	$1,322.0	$1,276.7

Modine Manufacturing Company Condensed consolidated statements of cash flows (unaudited) (In millions)

	Six months ended September 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$3.4	$0.5
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation and amortization	26.6	37.9
Impairment charges – net	1.5	-
Loss on sale of assets	6.6	-
Stock-based compensation expense	3.6	2.1
Deferred income taxes	(1.7)	1.0
Other – net	1.2	2.5
Changes in operating assets and liabilities:
Trade accounts receivable	12.5	4.4
Inventories	(54.8)	11.0
Accounts payable	4.1	(5.7)
Other assets and liabilities	(22.0)	33.6
Net cash (used for) provided by operating activities	(19.0)	87.3

Cash flows from investing activities:
Expenditures for property, plant and equipment	(20.4)	(14.6)
Proceeds from (payments for) disposition of assets	(5.2)	0.6
Other – net	(3.4)	0.7
Net cash used for investing activities	(29.0)	(13.3)

Cash flows from financing activities:
Net increase (decrease) in debt	64.8	(82.3)
Other – net	(1.1)	(1.6)
Net cash provided by (used for) financing activities	63.7	(83.9)

Effect of exchange rate changes on cash	(0.3)	1.3

Net increase (decrease) in cash, cash equivalents, restricted cash and cash held for sale	15.4	(8.6)

Cash, cash equivalents, restricted cash and cash held for sale - beginning of period	46.1	71.3

Cash, cash equivalents, restricted cash and cash held for sale - end of period	$61.5	$62.7

Modine Manufacturing Company Segment operating results (unaudited) (In millions)

	Three months ended September 30,		Six months ended September 30,
	2021	2020	2021	2020
Net sales:
Building HVAC Systems	$77.5	$68.5	$144.1	$122.6
Commercial and Industrial Solutions	153.5	128.2	307.6	244.7
Heavy Duty Equipment	195.8	165.6	397.6	289.1
Automotive	65.4	109.9	151.6	172.0
Segment total	492.2	472.2	1,000.9	828.4
Corporate and eliminations	(13.3)	(10.8)	(27.4)	(19.2)
Net sales	$478.9	$461.4	$973.5	$809.2

	Three months ended September 30,				Six months ended September 30,
	2021		2020		2021		2020
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Building HVAC Systems	$21.6	27.8%	$23.3	34.1%	$37.8	26.2%	$39.1	31.9%
Commercial and Industrial Solutions	18.3	11.9%	17.7	13.8%	39.1	12.7%	31.9	13.0%
Heavy Duty Equipment	18.3	9.4%	23.6	14.2%	40.9	10.3%	34.9	12.1%
Automotive	7.2	11.0%	16.6	15.2%	20.4	13.4%	21.4	12.5%
Segment total	65.4	13.3%	81.2	17.2%	138.2	13.8%	127.3	15.4%
Corporate and eliminations	0.9	-	(0.4)	-	1.3	-	(0.4)	-
Gross profit	$66.3	13.8%	$80.8	17.5%	$139.5	14.3%	$126.9	15.7%

	Three months ended September 30,		Six months ended September 30,
	2021	2020	2021	2020
Operating income:
Building HVAC Systems	$10.0	$13.5	$15.7	$20.7
Commercial and Industrial Solutions	5.8	5.2	13.3	5.1
Heavy Duty Equipment	5.8	13.3	14.7	10.8
Automotive	(5.6)	8.0	(1.4)	4.2
Segment total	16.0	40.0	42.3	40.8
Corporate and eliminations	(5.5)	(11.5)	(23.1)	(15.5)
Operating income	$10.5	$28.5	$19.2	$25.3

Modine Manufacturing Company Adjusted financial results (unaudited) (In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2021	2020	2021	2020
Net earnings	$0.6	$8.9	$3.4	$0.5
Interest expense	3.8	5.2	8.0	10.6
Provision for income taxes	5.4	13.9	7.3	13.7
Depreciation and amortization expense	13.1	19.3	26.6	37.9
Other expense – net	0.7	0.5	0.5	0.5
Restructuring expenses (a)	0.6	1.5	0.9	6.1
Impairment charges – net (b)	3.3	-	1.5	-
Loss on sale of assets (c)	-	-	6.6	-
Automotive separation and exit strategy costs (d)	0.3	0.6	2.2	1.1
Strategic reorganization costs (e)	1.6	5.5	2.2	5.5
Environmental charges (f)	0.1	-	3.6	-
Adjusted EBITDA	$29.5	$55.4	$62.8	$75.9

Net earnings per share attributable to Modine shareholders - diluted	$0.01	$0.17	$0.05	$-
Restructuring expenses (a)	0.01	0.03	0.02	0.10
Impairment charges – net (b)	0.06	-	0.06	-
Loss on sale of assets (c)	-	-	0.13	-
Automotive separation and exit strategy costs (d)	0.01	0.01	0.04	0.02
Strategic reorganization costs (e)	0.03	0.09	0.04	0.09
Environmental charges (f)	-	-	0.07	-
Tax valuation allowances (g)	0.03	0.13	(0.06)	0.13
Adjusted earnings per share	$0.15	$0.43	$0.35	$0.34

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and plant consolidation activities and equipment transfer costs. The tax benefit related to restructuring expenses during both the second quarter of fiscal 2022 and fiscal 2021 was $0.1 million.  The tax benefit related to restructuring expenses during the first six months of fiscal 2022 and fiscal 2021 was $0.1 million and $0.9 million, respectively.

(b)
The net impairment charges in fiscal 2022 primarily relate to the Company's liquid-cooled automotive business within the Automotive segment.  The Company recorded $3.3 million and $8.9 million of impairment charges during the first three and six months of fiscal 2022 related to assets held for sale.  The year-to-date impairment charges were partially offset by a $7.4 million reversal of previously-recorded impairment charges during the first quarter of fiscal 2022, which adjusted long-lived assets that were no longer expected to convey as part of the sale transaction to their estimated fair value.  The tax charge related to the net impairment reversal during the first quarter of fiscal 2022 was $1.8 million. There was no tax benefit associated with the impairment charges recorded during the second quarter of fiscal 2022.

(c)
The Company's sale of its air-cooled automotive business closed on April 30, 2021.  As a result of the sale, the Company recorded a $6.6 million loss on sale at Corporate during the first quarter of fiscal 2022.  There was no tax impact associated with this transaction.

(d)
Automotive separation and exit strategy costs consist of costs directly associated with the Company's review of strategic alternatives for the liquid-cooled and air-cooled automotive businesses, including costs to separate and prepare the underlying businesses for sale.  With the exception of $0.2 million and $0.4 million of costs in the first six months of fiscal 2022 and fiscal 2021, respectively, associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses at Corporate and primarily related to accounting, legal, and IT professional services.  The tax benefit related to these costs during the first six months of fiscal 2022 and fiscal 2021 was $0 and $0.2 million, respectively.

(e)
Strategic reorganization costs, recorded as SG&A expenses at Corporate, primarily consist of severance-related expenses and professional service fees for recruiting key senior management positions and the Company’s implementation of its 80/20 strategy.  The fiscal 2022 costs include recruiting fees for new segment vice presidents and business unit general managers and severance-related expenses for the outgoing executives as part of the transition.  The fiscal 2021 costs include severance and benefit-related expenses associated with Thomas A. Burke’s separation agreement and costs directly associated with the search for his successor.  There was no tax benefit related to the fiscal 2022 costs. The tax benefit related to these costs in fiscal 2021 was $0.8 million.

(f)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility.

(g)
During the first quarter of fiscal 2022, the Company reversed a valuation allowance on its deferred tax assets in Italy and, as a result, recorded an income tax benefit of $4.8 million. During the second quarter of fiscal 2022, the Company established a valuation allowance on deferred tax assets in China and, as a result, recorded an income tax charge of $1.6 million.  During the second quarter of fiscal 2021, the Company increased its valuation allowance on deferred tax assets in the U.S.  As a result, the Company recorded an income tax charge of $6.6 million.

Modine Manufacturing Company Segment adjusted financial results (unaudited) (In millions)

	Three months ended September 30, 2021						Three months ended September 30, 2020
	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total
Operating income (loss)	$10.0	$5.8	$5.8	$(5.6)	$(5.5)	$10.5	$13.5	$5.2	$13.3	$8.0	$(11.5)	$28.5
Depreciation and amortization expense	1.5	5.1	6.0	0.3	0.2	13.1	1.4	5.8	6.5	5.2	0.4	19.3
Restructuring expenses (a)	-	0.2	0.3	0.1	-	0.6	-	1.5	-	-	-	1.5
Impairment charges (a)	-	-	-	3.3	-	3.3	-	-	-	-	-	-
Automotive separation and exit strategy costs (a)	-	-	-	-	0.3	0.3	-	-	-	-	0.6	0.6
Strategic reorganization costs (a)	-	-	-	-	1.6	1.6	-	-	-	-	5.5	5.5
Environmental charges (a)	-	-	-	-	0.1	0.1	-	-	-	-	-	-
Adjusted EBITDA	$11.5	$11.1	$12.1	$(1.9)	$(3.3)	$29.5	$14.9	$12.5	$19.8	$13.2	$(5.0)	$55.4

	Six months ended September 30, 2021						Six months ended September 30, 2020
	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total
Operating income (loss)	$15.7	$13.3	$14.7	$(1.4)	$(23.1)	$19.2	$20.7	$5.1	$10.8	$4.2	$(15.5)	$25.3
Depreciation and amortization expense	2.9	10.4	12.3	0.4	0.6	26.6	2.8	11.4	12.6	10.2	0.9	37.9
Restructuring expenses (a)	-	0.2	0.5	0.2	-	0.9	-	3.9	1.9	0.2	0.1	6.1
Impairment charges – net (a)	-	0.3	-	1.2	-	1.5	-	-	-	-	-	-
Loss on sale of assets (a)	-	-	-	-	6.6	6.6	-	-	-	-	-	-
Automotive separation and exit strategy costs (a)	-	-	-	-	2.2	2.2	-	-	-	-	1.1	1.1
Strategic reorganization costs (a)	-	-	-	-	2.2	2.2	-	-	-	-	5.5	5.5
Environmental charges (a)	-	-	-	-	3.6	3.6	-	-	-	-	-	-
Adjusted EBITDA	$18.6	$24.2	$27.5	$0.4	$(7.9)	$62.8	$23.5	$20.4	$25.3	$14.6	$(7.9)	$75.9

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited) (In millions)

	September 30, 2021	March 31, 2021
Debt due within one year	$22.0	$23.3
Long-term debt	366.9	311.2
Total debt	388.9	334.5

Less: cash and cash equivalents	56.0	37.8
Net debt	$332.9	$296.7

Free cash flow (unaudited) (In millions)

	Three months ended September 30,		Six months ended September 30,
	2021	2020	2021	2020
Net cash (used for) provided by operating activities	$(8.9)	$75.0	$(19.0)	$87.3
Expenditures for property, plant and equipment	(9.0)	(5.5)	(20.4)	(14.6)
Free cash flow	$(17.9)	$69.5	$(39.4)	$72.7

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com